Exhibit 10.1

AGENUS INC.

Board Compensation Election Policy

It is the practice of Agenus Inc. (the “Corporation”) to compensate its non-employee directors for service as a director of the Corporation on a quarterly basis, payable in arrears following the end of each quarter of service (a “Quarterly Service Period”).

This policy shall only apply to amounts that a director has not elected to defer under the Corporation’s Directors’ Deferred Compensation Plan, as amended.

Commencing with the Quarterly Service Period ended December 31, 2010, each non-employee director may elect to receive the quarterly directors fee in either cash or shares of the Corporation’s common stock. The price per share used for calculating the number of shares payable as director fees shall be the average closing price per share of the Corporation’s common stock on the NASDAQ Capital Market (or other principal trading market) for the trading days occurring during Quarterly Service Period for which such payment is owing.

With respect to director fees payable for the Quarterly Service Period ended December 31, 2010, each non-employee director who has not yet received cash payment will have a period of seven days following the adoption of this policy by the Corporation’s Board of Directors to make the election described above. If no such election is made by a director with respect to such Quarterly Service Period, such director’s fees shall be payable in cash.

With respect to director fees payable for each Quarterly Service Period ending on or after March 31, 2011, each non-employee director may make the election described above at any time during the Quarterly Service Period that is within an open trading window under the Corporation’s Policy Statement on Securities Trades by Personnel, Directors and Executive Officers. If no election is timely made by a director with respect to any Quarterly Service Period, the director’s fees for that Quarterly Service Period shall be payable in accordance with the director’s most recent election pursuant to this policy, or if no such election has been made, such fees shall be payable in cash.

Adopted February 1, 2011

AGENUS INC. BOARD COMPENSATION ELECTION POLICY – ELECTION FORM

The undersigned, a director of Agenus Inc. eligible to participate in the Agenus Inc. Board Compensation Election Policy (the “Policy”), hereby elects as follows with respect to any director fees earned by the undersigned during the current calendar quarter that are not covered by an election under the Agenus Inc. Director Deferred Compensation Plan, as amended:

I elect to receive in stock compensation calculated in accordance with the Policy:

            % of all amounts that would otherwise be paid in cash, or

$            (but not more than 100% of such payments)

The undersigned hereby acknowledges that the election set forth above applies only to fees earned during the current calendar quarter that are not elected to be deferred under the Agenus Inc. Director Deferred Compensation Plan, as amended, and will continue to apply for all future quarters unless revoked or modified in accordance with the Policy.

Signature

Date:

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The foregoing elections under the Policy are hereby accepted and agreed:

Administrator

Date: